Exhibit 99.1

Tucows Reports Financial Results for Fourth Quarter 2019

TORONTO, February 12, 2020 – Tucows Inc. (NASDAQ:TCX, TSX:TC), a provider of network access, domain names and other Internet services, today reported its financial results for the fourth quarter ended December 31, 2019. All figures are in U.S. dollars.

Summary Financial Results

(In Thousands of US Dollars, Except Per Share Data)

	3 Months Ended December 31			12 Months Ended December 31
	2019 (Unaudited)	2018 (Unaudited)	% Change	2019 (Unaudited)	2018 (Unaudited)	% Change
Net revenue	85,946	85,612	0.4%	337,145	346,013	-3%
Net income	5,778	4,436	30%	15,398	17,135	-10%
Basic Net earnings per common share	0.55	0.42	31%	1.45	1.62	-10%
Adjusted EBITDA[1,2]	16,155	16,623	-3%	51,905	50,054	4%
Net cash provided by operating activities	13,196	10,668	24%	40,381	37,209	9%

1.	This Non-GAAP financial measure is described below and reconciled to GAAP net income in the accompanying table.
2.

Adjusted EBITDA for the three-month and 12-month periods ended December 31, 2019 reflect the impact of the purchase price accounting adjustment related to the fair value write down of deferred revenue from the Ascio acquisition on March 18, 2019, which lowered Adjusted EBITDA by $0.5 million and $2.5 million, respectively.

Summary of Revenues and Gross profit

(In Thousands of US Dollars)

	Revenue		Gross Profit
	3 Months ended December 31		3 Months ended December 31
	2019 (Unaudited)	2018 (Unaudited)	2019 (Unaudited)	2018 (Unaudited)
Network Access Services:
Mobile Services	21,140	22,511	9,445	11,093
Other Services	3,029	2,320	2,062	1,429
Total Network Access Services	24,169	24,831	11,507	12,522
Domain Services:
Wholesale
Domain Services	46,622	43,396	9,085	7,752
Value Added Services	4,809	4,180	4,128	3,438
Total Wholesale	51,431	47,576	13,213	11,190

Retail	8,648	8,880	4,682	4,475
Portfolio	1,698	4,325	1,526	3,900
Total Domain Services	61,777	60,781	19,421	19,565
Network Expenses:
Network, other costs	-	-	(2,156)	(2,256)
Network, depreciation and amortization costs	-	-	(2,727)	(2,100)
Total Network expenses	-	-	(4,883)	(4,356)

Total	85,946	85,612	26,045	27,731

“Our fourth quarter results were once again demonstrative of the consistency in the Tucows business. Continuing strong cash generation from our Domains and Ting Mobile businesses contributed to record cash from operations for the year of $40 million to support investment in our outsized Ting Internet growth opportunity,” said Elliot Noss, President and Chief Executive Officer, Tucows Inc.

Mr. Noss added, “2019 was a year in which we took meaningful steps to position each of our businesses for long-term success. In our Domains business, we focused on strengthening the quality of the wholesale customer base to maximize gross profit of that channel, which expanded 15% over the prior year, as we made steady progress on our platform work to support future growth. In our Ting Mobile business, we announced positive changes to our service provider agreements that further enhance our already very compelling offering and provide much improved economics, setting the stage for better long-term prospects for our mobile business. And at Ting Internet, we invested more than $32 million in our network build, growing the number of passed homes by more than 60% and expanding our customer base by 46%, while adding four new towns that expanded our potential serviceable addresses by 74%. Tucows remains very well positioned to capitalize the greatest opportunity in telecom in a couple of generations.”

Financial Results

Net revenue for the fourth quarter of 2019 increased 0.4% to $85.9 million from $85.6 million for the fourth quarter of 2018.

Net income for the fourth quarter of 2019 increased 30% to $5.8 million, or $0.55 per share from $4.4 million, or $0.42 per share, for the fourth quarter of 2018.

Adjusted EBITDA1 for the fourth quarter of 2019 decreased 3% to $16.2 million from $16.6 million for the fourth quarter of 2018. Adjusted EBITDA for the fourth quarter of 2019 reflects the impact of the purchase price accounting adjustment related to the fair value write down of deferred revenue from the Ascio acquisition, which lowered Adjusted EBITDA by $0.5 million.

Cash and cash equivalents at the end of the fourth quarter of 2019 was $20.4 million compared with $12.0 million at the end of the third quarter of 2019 and $12.6 million at the end of the fourth quarter of 2018.

Notes:

1. Adjusted EBITDA

Tucows reports all financial information required in accordance with United States generally accepted accounting principles (GAAP). Along with this information, to assist financial statement users in an assessment of our historical performance, the Company typically discloses and discusses a non-GAAP financial measure, adjusted EBITDA, in press releases and on investor conference calls and related events that exclude certain non-cash and other charges as the Company believes that the non-GAAP information enhances investors' overall understanding of our financial performance.

The Company believes that the provision of this supplemental non-GAAP measure allows investors to evaluate the operational and financial performance of the Company’s core business using similar evaluation measures to those used by management. The Company uses adjusted EBITDA to measure its performance and prepare its budgets. Since adjusted EBITDA is a non-GAAP financial performance measure, the Company’s calculation of adjusted EBITDA may not be comparable to other similarly titled measures of other companies; and should not be considered in isolation, as a substitute for, or superior to measures of financial performance prepared in accordance with GAAP. Because adjusted EBITDA is calculated before recurring cash charges, including interest expense and taxes, and is not adjusted for capital expenditures or other recurring cash requirements of the business, it should not be considered as a liquidity measure. Non-GAAP financial measures do not reflect a comprehensive system of accounting and may differ from non-GAAP financial measures with the same or similar captions that are used by other companies and/or analysts and may differ from period to period. The Company endeavors to compensate for these limitations by providing the relevant disclosure of the items excluded in the calculation of adjusted EBITDA to net income based on U.S. GAAP, which should be considered when evaluating the Company's results. Tucows strongly encourages investors to review its financial information in its entirety and not to rely on a single financial measure.

The Company’s adjusted EBITDA definition excludes depreciation, amortization of intangible assets, income tax provision, interest expense, interest income, stock-based compensation, asset impairment, gains and losses from unrealized foreign currency transactions and infrequently occurring items, including acquisition and transition costs. Gains and losses from unrealized foreign currency transactions removes the unrealized effect of the change in the mark-to-market values on outstanding unhedged foreign currency contracts, as well as the unrealized effect from the translation of monetary accounts denominated in non-U.S. dollars to U.S. dollars.

The following table reconciles net income to adjusted EBITDA (dollars in thousands):

	3 months ended December 31		12 months ended December 31
	2019 (unaudited)	2018 (unaudited)	2019 (unaudited)	2018 (unaudited)
Net income for the period	5,778	4,436	15,398	17,135
Depreciation of property and equipment	2,516	1,716	8,961	5,722
Loss on disposition of property and equipment	-	-	73	-
Amortization of intangible assets	2,870	2,290	10,333	9,243
Interest expense, net	1,220	926	4,769	3,687
Provision for income taxes	2,964	5,239	9,173	9,020
Stock-based compensation	836	670	2,876	2,574
Unrealized loss (gain) on change in fair value of forward contracts	(109)	194	(313)	207
Unrealized loss (gain) on foreign exchange revaluation of foreign denominated monetary assets and liabilities	(180)	749	(581)	940
Acquisition and transition costs*	260	403	1,216	1,526

Adjusted EBITDA	16,155	16,623	51,905	50,054

*Acquisition and other costs represent transaction-related expenses, transitional expenses, such as duplicative post-acquisition expenses, primarily related to the Company’s acquisition of Enom in January 2017 and Ascio in March 2019. Expenses include severance or transitional costs associated with department, operational or overall company restructuring efforts, including geographic alignments.

Conference Call

Concurrent with the dissemination of this news release, management’s pre-recorded commentary discussing the quarter and outlook for the Company have been posted to the Tucows web site at http://www.tucows.com/investors/financials. In lieu of a live question and answer period, for the next six days (until Tuesday, February 18), shareholders, analysts and prospective investors can submit questions to Tucows’ management at ir@tucows.com. Management will post responses to questions of general interest to the Company’s web site at http://www.tucows.com/investors/financials/ on Tuesday, February 25 at approximately 4:00 p.m. ET. All questions will receive a response, however, questions of a more specific nature may be responded to directly.

About Tucows

Tucows is a provider of network access, domain names and other Internet services. Ting (https://ting.com) delivers mobile phone service and fixed Internet access with outstanding customer support. OpenSRS (http://opensrs.com), Enom (http://www.enom.com) and Ascio (http://ascio.com) combined manage approximately 24 million domain names and millions of value-added services through a global reseller network of over 36,000 web hosts and ISPs. Hover (http://hover.com) makes it easy for individuals and small businesses to manage their domain names and email addresses. More information can be found on Tucows’ corporate website (http://tucows.com).

This release includes forward-looking statements as that term is defined in the U.S. Private Securities Litigation Reform Act of 1995, including statements regarding our expectations regarding our future financial results and, including, without limitation, our expectations regarding our ability to realize synergies from the Enom acquisition and our expectation for growth of Ting Internet. These statements are based on management’s current expectations and are subject to a number of uncertainties and risks that could cause actual results to differ materially from those described in the forward-looking statements. Information about other potential factors that could affect Tucows’ business, results of operations and financial condition is included in the Risk Factors sections of Tucows’ filings with the Securities and Exchange Commission. All forward-looking statements should be evaluated with the understanding of their inherent uncertainty. All forward-looking statements are based on information available to Tucows as of the date they are made. Tucows assumes no obligation to update any forward-looking statements, except as may be required by law.

Tucows, Ting, OpenSRS, Enom, Ascio and Hover are registered trademarks of Tucows Inc. or its subsidiaries.